Exhibit 23.1



                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTS



         We consent to the inclusion in this Amendment No. 1 of the Registration Statement on Form SB-2, of Massimo Enterprises, Inc. (the "Company") of our report dated July 16, 1998 on the balance sheets of the Company as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1997, and for the period from May 24, 1994 (inception) to December 31, 1997. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus which is part of the Registration Statement.


                        KILLMAN, MURRELL & COMPANY, P.C.

                            Certified Public Accounts


Dallas, Texas
January 14, 1999